UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 4, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2009, Antigenics Inc. (the “Company”) entered into a Securities Exchange Agreement (the “Agreement”) with The Wolverine Convertible Arbitrage Fund Trading Limited, holders of an aggregate principal amount of $1,500,000 of the Company’s 5.25% convertible senior notes due February 2025 (the “Bonds”), to issue 477,528 shares of the Company’s common stock, par value $0.01 (the “Shares”) in exchange for cancellation of the Bonds, including accrued and unpaid interest.

On June 4, 2009, the Company entered into an agreement (the “Third Amendment of Rights Agreement”) with Ingalls & Synder Value Partners L.P., the majority holder of the Company’s Senior Secured Convertible Notes issued on October 30, 2006 (the “2006 Notes”). The Third Amendment of Rights Agreement amended the definition of an Event of Default under the 2006 Notes to exclude the redemption and repurchase of up to an additional $10.5 million of the Company’s 5.25% Convertible Senior Notes due 2025 (the “Third 2005 Note Repurchase”) and modified certain anti-dilutive rights of the holders of the 2006 Notes upon the Company’s issuance and sale of certain new securities up to the aggregate dollar amount expended by the Company for the Third 2005 Note Repurchase.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, the Company issued the Shares to The Wolverine Convertible Arbitrage Fund Trading Limited in exchange for the Bonds. The Shares are not registered under the Securities Act of 1933 (the “Act”). The Company issued the Shares in a transaction exempt from the registration requirements of the Act by virtue of the exemption provided for in Section 3(a)(9) of the Act for securities exchanged by the issuer with an existing security holder. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. Please see the discussion under Item 1.01 of this Current Report on Form 8-K for additional information regarding the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Antigenics Inc.

Dated: June 5, 2009	By:	/s/ Shalini Sharp
Shalini Sharp
Chief Financial Officer